Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 3 to Registration Statement No. 333-103267-01 of Ferrellgas Partners Finance Corp. on Form S-3 of our report dated November 4, 2005, relating to the consolidated balance sheets of Ferrellgas, Inc. and Subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting principle), appearing in this Current Report on Form 8-K of Ferrellgas Partners Finance Corp. for the year ended July 31, 2005.
/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
December 7, 2005